Exhibit 10.5

September 12, 2011

Mr. Bruce Posey

Openwave

2100 Seaport Boulevard

Redwood City, CA 94063

Dear Bruce:

I’m delighted to confirm the details of the special IP Incentive Plan which the Compensation Committee has approved. The elements of this plan are as follows:

This plan will be effective from September 1, 2011 through September 30, 2013 (the “Measurement Period”). The measurement period will be divided into four semi-annual periods and you will be eligible to receive a cash bonus based on the net patent revenue pool defined below, recognized as a result of your efforts in negotiating, closing and executing IP-based licensing agreements during the semi-annual period. The actual revenue recognized will be equal to the IP patent license revenue recognized during the semi-annual period, consistent with the Company’s GAAP revenue recognition policy, minus actual IP related outside legal expenses and/or costs and expenses for consulting fees incurred and recorded by the Company during the same period (referred to as net revenue). You will be eligible to earn a cash incentive equal to .5% (one half percent) of the net revenue as described above, in each semi-annual period (ie, the first semi-annual period ends February 29, 2012). Following the close of each semi-annual period, a calculation will be performed to determine the actual award under the plan. Awards, if earned, will be paid once actual results and expenses are known (within two months following the end of the semi-annual period) and will be processed consistent with the company’s payroll policies for semi-annual incentives. Appropriate taxes will be deducted based on the company’s standard practices. The Company will re-evaluate the plan at the end of the first twelve months in order to ensure it is meeting the intended goals for both parties.

Payments under the plan will be directly related to your work efforts to advance and monetize our IP Patent revenue. If, for any reason, the Company determines in its sole discretion, that it is in the best interest of the Company to enter into an agreement to sell the Company, or any or all of the Company’s patent portfolio, these transactions will be excluded from any calculations for your individual incentive under the Plan. The measurement of bonus incentives under the plan will be deemed to be completed, at the time of any sale or change of control of the company, resulting in no additional or future liability for payment under the Plan.

If you are terminated by the Company for any reason other than Cause, payments under the Plan will be issued consistent with the Company’s revenue recognition policy and payroll processing policies within 45 days of termination, using the date of termination as the end date of the shortened semi-annual period. In the fiscal quarter of termination, net patent revenue will be included in the shortened semi-annual period on a pro-rata basis if it is unclear as to the specific date as earned as revenue by the Company (i.e. time based royalties). In the event you are terminated for Cause, (cause as standard Openwave definition) any bonus incentives not paid by the time of termination, will be based on net patent revenue recognized up until the termination date, paid consistent with Company’s termination policies. Once your employment is terminated, for any reason, you have no right to any future payments provided under the Plan. Nothing in this Plan creates or implies a change to our At-Will policy, and is not considered a contract of employment for any specified period of time.

Sincerely,

Eileen Nelson

Sr. Vice President, Human Resources